Exhibit (a)(5)(A)

For Additional Information:

Bryan Giglia

Senior Vice President—Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

Sunstone Hotel Investors Announces Repurchase at Option of Holders and Redemption of 4.60%

Exchangeable Senior Notes due 2027

Aliso Viejo, CA – December 17, 2012 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) announced today that holders of the 4.60% Exchangeable Senior Notes due 2027 (CUSIP No. 86801F AB2) (the “Notes”), of its operating partnership, Sunstone Hotel Partnership, LLC (the “Operating Partnership”), which are fully and unconditionally guaranteed by the Company and certain subsidiary guarantors, have the right to surrender their Notes for purchase by the Operating Partnership pursuant to their option (the “Put Option”) under the Indenture governing the Notes, dated as of June 18, 2007, as supplemented by supplemental indentures thereto (as supplemented, the “Indenture”). The Put Option entitles each holder of the Notes to require the Operating Partnership to purchase all or any part of such holder’s Notes at a purchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date. Unless the Operating Partnership defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after January 17, 2013 (the “Repurchase Date”).

The opportunity to surrender Notes for purchase pursuant to the Put Option commences today and expires at midnight, New York City time, on January 15, 2013 (the “Expiration Date”). Holders may withdraw any Notes previously surrendered for purchase at any time prior to midnight, New York City time, on January 15, 2013. In order to exercise the Put Option and receive the Repurchase Price, or withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Issuer Repurchase Notice, which is being mailed to all registered holders of Notes.

None of the Company, the Operating Partnership or the Company’s board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Notes.

Redemption

In addition, the Company announced today that the Operating Partnership has given notice of its intention to redeem all of its outstanding Notes, pursuant to its option under the Indenture. The redemption date is January 21, 2013 (the “Redemption Date”), and the redemption price is 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. As of December 14, 2012, there was $58 million aggregate principal amount of the Notes outstanding.

Exchange Rights

In connection with the redemption, holders of the Notes have the right to exchange their Notes prior to 5:00 p.m., New York City time, on January 17, 2013, the second business day prior to the Redemption Date, subject to the terms, conditions and adjustments set forth in the Indenture and the Notes, at an exchange price of approximately $30.38 per share and an exchange rate of approximately 32.9179 shares of the Company’s common stock per $1,000 principal amount of the Notes surrendered. The Notes surrendered for exchange may be settled in cash or a combination of cash and stock, subject to the determination of the Operating Partnership. Notes that have been surrendered pursuant to the Put Option may be exchanged only if withdrawn in accordance with the terms of the Indenture and the Issuer Repurchase Notice.

Pursuant to the terms of the Indenture, holders of record at 5:00 p.m., New York City time, on January 1, 2013 will receive the regularly scheduled January 15, 2013 interest payment notwithstanding the exchange of their Notes at any time after 5:00 p.m., New York City time, on January 1, 2013. Notes tendered for exchange by a holder after 5:00 p.m., New York City time, on January 1, 2013 and on or prior to January 15, 2013 must be accompanied by payment of an amount equal to the interest that such holder is to receive on such Notes on January 15, 2013. Notes not surrendered pursuant to the Put Option prior to midnight, New York City time, on January 15, 2013, or for exchange prior to 5:00 p.m., New York City time, on January 17, 2013, will be redeemed by the Company on the Redemption Date.

Additional Information

Wells Fargo Bank, National Association, the Trustee, Paying Agent and Exchange Agent for the Notes, is mailing an Issuer Repurchase Notice and Notice of Redemption to all registered holders. In addition, the Company and the Operating Partnership will file the Issuer Repurchase Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Copies of the Issuer

Repurchase Notice, Notice of Redemption and additional information relating to the procedure for surrendering, exchange and/or redemption of the Notes may be obtained from Wells Fargo Bank, National Association by calling (800) 344-5128.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that has interests in 30 hotels held for investment comprised of 12,854 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner. Our values include transparency, trust, ethical conduct, communication and discipline. We seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•	Proactive portfolio management;

•	Intensive asset management;

•	Disciplined external growth; and

•	Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of December 17, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.